Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Expects Second-Quarter Revenues and

Non-GAAP Operating Income Margin to Exceed Guidance Range

Anticipates 24% Sequential Bookings Growth for Q2

Reports Preliminary Q2 Fiscal 2010 Results in Advance of CEO Tom Reslewic’s

Presentation at Needham & Company’s 12th Annual Growth Conference

CHESTNUT RIDGE, NY, January 13, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced preliminary financial results for the second quarter of fiscal 2010.

LeCroy expects to report revenues of approximately $31 million for the second quarter, an increase of 10.7% from the sequential first quarter of fiscal 2010 and slightly above the guidance of $28 to $30 million provided on October 28, 2009. Non-GAAP operating margin for the second quarter of fiscal 2010 is expected to be in the range of approximately 7% to 7.5%, which compares to 5.7% in the fiscal first quarter and prior guidance of a 5% to 7% range. LeCroy expects bookings growth of approximately 24% compared with the first quarter of fiscal 2010.

The preliminary financial information presented in this news release reflects the extent of LeCroy’s most current understanding of its financial results. Detailed GAAP to non-GAAP reconciliation will be provided in the Company’s second-quarter financial results press release scheduled for the week of January 25, 2010.

“We are encouraged by LeCroy’s performance in the second quarter of fiscal 2010 as we expect to exceed the high end of our guidance range for both revenues and operating margin,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Demand for our scopes and protocol analyzers was strong in the second fiscal quarter, with orders increasing 24% sequentially from the first quarter. We saw a strong rebound in our European business, which grew 39% from the sequential first quarter. In addition, we saw continued strength in the U.S., which grew 18% sequentially. Orders for protocol products increased 38% from the first quarter, driven by strong orders for our just-released PCI Express Gen 3 analyzer, the Summit™ T3-16. Momentum in our high-end oscilloscope product line also continued as scope orders grew 18% sequentially driven by new compliance solutions for USB 3.0.”

“During the past 12 months of recession, we have launched our freshest and most competitive product line in LeCroy’s history, while at the same time significantly streamlining our cost structure,” added Reslewic. “Consequently, our bottom-line leverage has greatly improved, positioning LeCroy to capitalize on a highly competitive product line-up as the economy gradually improves.”

The Company’s management will be presenting at Needham & Company’s 12th Annual Growth Conference today at 10:40 a.m. ET. To access the live webcast, visit the “Investors” section at www.LeCroy.com.

This information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided in this news release has not yet been reviewed by LeCroy’s independent registered public accounting firm and is subject to that review and change before filing of the Company’s Form 10-Q.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP operating income as operating income reported under GAAP less primarily non-cash charges for share-based compensation costs, incremental cost of sales related to the fair-value adjustment for the acquired CATC and Catalyst inventory, impairment of goodwill, business realignment charges and associated inventory write-downs. Non-GAAP operating margin is computed as non-GAAP operating income as a percentage of total revenues. Non-GAAP operating income and non-GAAP operating margin are not substitutes for comparable GAAP measures.

Safe Harbor

The preliminary financial information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review and change before filing on Form 10-Q. This release contains forward-looking statements, including those pertaining to expectations regarding LeCroy’s preliminary second-quarter fiscal 2010 financial results. There can be no assurance that actual results will not materially differ from expectations.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase our convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.